Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree, as of July 25, 2022, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of NextNav Inc. and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

Date: July 25, 2022

By:	/s/ Joseph D. Samberg
Joseph D. Samberg

The JOSEPH D. SAMBERG REVOCABLE TRUST

By:	/s/ Joseph D. Samberg
Name: Joseph D. Samberg
Title: Trustee